AMRESCO, INC.

     EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS

                                                Three Months Ended
                                                      March 31,
                                                   1999      1998
Basic:
   Net income                                  $10,238,000  $14,049,000

 Weighted average common shares outstanding     48,201,216   39,127,179
 Contingently issuable shares                                   218,895
 Restricted shares                                (523,849)    (318,834)
   Total                                        47,677,367   39,027,240

   Earnings per share                                $0.21        $0.36

Diluted:
   Net income                                  $10,238,000  $14,049,000

 Weighted average common shares outstanding     48,201,216   39,127,179
 Contingently issuable shares                                   218,895
   Effect of stock options                         961,155    1,099,489
   Total                                        49,162,371   40,445,563

   Earnings per share                                $0.21        $0.35